Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2020 First Quarter Results

Oxford, CT – August 1, 2019 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2020.

Key Highlights

-	Net sales of $182.7 million up 3.8% for the quarter and 6.5% on an organic basis
-	Operating income as a percentage of sales of 21.1% up from 20.5% in the first quarter last year
-	Adjusted fully diluted EPS of $1.23 up from $1.15 in the first quarter last year

First Quarter Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$182.7		$176.0		3.8%
Gross margin	$70.7		$67.7		4.4%
Gross margin %	38.7%		38.5%
Operating income	$38.5		$36.0		6.9%
Operating income %	21.1%		20.5%
Net income	$30.5	$30.5	$27.5	$28.1	11.0%	8.7%
Diluted EPS	$1.23	$1.23	$1.12	$1.15	9.8%	7.0%

(1) Results exclude items in reconciliation below.

“We are pleased with our operating performance during the first quarter of fiscal 2020 as revenue was within our expectations.” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Double digit revenue growth from the aerospace market helped drive total organic net sales growth of 6.5%. Our revenue and earnings momentum, paired with a robust backlog, have us on track for a strong fiscal year 2020.”

First Quarter Results

Net sales for the first quarter of fiscal 2020 were $182.7 million, an increase of 3.8% from $176.0 million in the first quarter of fiscal 2019 and organic net sales increased 6.5% year over year. Net sales for the aerospace markets increased 11.3% in total and 16.3% on an organic basis. Industrial market sales declined 7.2%. Gross margin for the first quarter of fiscal 2020 was $70.7 million compared to $67.7 million for the same period last year. Gross margin as a percentage of net sales was 38.7% in the first quarter of fiscal 2020 compared to 38.5% for the same period last year.

SG&A for the first quarter of fiscal 2020 was $30.1 million, an increase of $0.5 million from $29.6 million for the same period last year. The increase was primarily due to $1.0 million of additional share-based compensation costs and other items of $0.1 million partially offset by lower professional fees of $0.6 million. As a percentage of net sales, SG&A was 16.5% for the first quarter of fiscal 2020 compared to 16.8% for the same period last year.

Other operating expenses for the first quarter of fiscal 2020 totaled $2.1 million compared to $2.2 million for the same period last year. For the first quarter of fiscal 2020, other operating expenses consisted primarily of $2.3 million in amortization of intangible assets offset by $0.2 million of other income. For the first quarter of fiscal 2019, other operating expenses were comprised mainly of $2.4 million of amortization of intangible assets, partially offset by $0.2 million of other income.

Operating income for the first quarter of fiscal 2020 was $38.5 million compared to operating income of $36.0 million for the same period last year. Operating income as a percentage of net sales was 21.1% for the first quarter of fiscal 2020 compared to 20.5% for the same period last year.

Interest expense, net was $0.5 million for the first quarter of fiscal 2020 compared to $1.7 million for the same period last year.

Income tax expense for the first quarter of fiscal 2020 was $7.3 million compared to $5.8 million for the same period last year. The effective income tax rate for the first quarter of fiscal 2020 was 19.3% compared to 17.4% for the same period last year. The income tax expense includes approximately $0.5 million of benefit from incentive stock compensation compared to $1.3 million for the same period last year.

Net income for the first quarter of fiscal 2020 was $30.5 million compared to $27.5 million for the same period last year. On an adjusted basis, net income was $30.5 million for the first quarter of fiscal 2020, compared to $28.1 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2020 was $1.23 per share compared to $1.12 per share for the same period last year. On an adjusted basis, diluted EPS for the first quarter of fiscal 2020 was $1.23 per share compared to an adjusted diluted EPS of $1.15 per share for the same period last year, an increase of 7.0%.

Backlog as of June 29, 2019 was $459.4 million compared to $419.2 million as of June 30, 2018.

Outlook for the Second Quarter Fiscal 2020

The Company expects net sales to be approximately $180.0 million to $182.0 million in the second quarter of fiscal 2020. This would result in a growth rate of 4.1% to 5.3% on a year-over-year basis and 6.5% to 7.7% excluding $3.9 million in sales associated with our Miami division, which was sold in the third quarter of fiscal 2019.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 4589055. An audio replay of the call will be available from 1:45 p.m. ET August 1st, 2019 until 1:45 p.m. ET August 8th, 2019. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 4589055. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Ernest Hawkins

203-267-5010

Ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 29,	June 30,
	2019	2018

Net sales	$182,690	$175,985
Cost of sales	111,996	108,246
Gross margin	70,694	67,739

Operating expenses:
Selling, general and administrative	30,087	29,575
Other, net	2,117	2,166
Total operating expenses	32,204	31,741

Operating income	38,490	35,998

Interest expense, net	547	1,711
Other non-operating (income) expense	169	1,034
Income before income taxes	37,774	33,253
Provision for income taxes	7,275	5,786
Net income	$30,499	$27,467

Net income per common share:
Basic	$1.24	$1.14
Diluted	$1.23	$1.12

Weighted average common shares:
Basic	24,501,707	24,140,778
Diluted	24,807,307	24,543,589

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	June 29,	June 30,
Adjusted Net Income Per Common Share:	2019	2018

Reported net income	$30,499	$27,467
Foreign exchange translation loss (gain) (1)	283	(100)
Loss on extinguishment of long-term debt (1)	-	815
Discrete and other tax reserve loss (benefit)	(233)	(73)
Adjusted net income	$30,549	$28,109
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.25	$1.16
Diluted	$1.23	$1.15

Weighted average common shares:
Basic	24,501,707	24,140,778
Diluted	24,807,307	24,543,589

	Three Months Ended
	June 29,	June 30,
Segment Data, Net External Sales:	2019	2018

Plain bearings segment	$87,489	$78,525
Roller bearings segment	36,859	35,870
Ball bearings segment	17,710	18,074
Engineered products segment	40,632	43,516
	$182,690	$175,985

	Three Months Ended
	June 29,	June 30,
Selected Financial Data:	2019	2018

Depreciation and amortization	$7,520	$7,313

Share-based stock compensation expense	$4,802	$3,766

Operating income plus depreciation/amortization plus share-based stock compensation expense	$50,812	$47,077

Cash provided by operating activities	$40,136	$33,835

Capital expenditures	$12,040	$6,993

Total debt	$26,743	$144,293

Cash and short-term investments	$32,713	$55,656

Repurchase of common stock	$9,514	$1,491

Backlog	$459,413	$419,249

	Three Months Ended
	June 29,	June 30,
Reconciliation of Total Net Sales to Organic Sales:	2019	2018

Net sales	$182,690	$175,985
Miami division - divestiture	-	(4,503)
Organic net sales	$182,690	$171,482

	Three Months Ended
	June 29,	June 30,
Reconciliation of Aerospace Net Sales to Organic Sales:	2019	2018

Net sales	$116,319	$104,491
Miami division - divestiture	-	(4,503)
Organic net sales	$116,319	$99,988

	Three Months Ended
	June 29,	June 30,
Reconciliation of Industrial Net Sales to Organic Sales:	2019	2018

Net sales	$66,371	$71,494
Miami division - divestiture	-	-
Organic net sales	$66,371	$71,494